AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS

by and between

ADA-RCM6, LLC and Charles S. McNeil
(Sellers)

and

Liberty Clean Fuels 2, LLC
(Buyer)

Dated as of March 3, 2016

13981129.11

ii

AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS
This AGREEMENT FOR PURCHASE OF MEMBERSHIP INTERESTS (this “Agreement”), dated as of March 3, 2016 (the “Closing Date”), is made by and between ADA-RCM6, LLC, a Colorado limited liability company (“ADA-RCM6”), Charles S. McNeil (“McNeil” and together with ADA-RCM6, each, a “Seller” and collectively, “Sellers”), and Liberty Clean Fuels 2, LLC, a Delaware limited liability company (“Buyer”). Buyer and Sellers are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Sellers and Buyer are each members of RCM6, LLC, a Colorado limited liability company (the “Company”), and are each party to the Third Amended and Restated Limited Liability Company Agreement of the Company, effective as of January 1, 2016 (the “LLC Agreement”);
WHEREAS, Buyer currently owns 49.9% of the Membership Interests in the Company;
WHEREAS, on July 15, 2014, Republic Financial Corporation, a Colorado corporation (“RFC”), and James H. Possehl (“Possehl”) sold all of their interests in the Company to McNeil pursuant to an Agreement for Purchase of Membership Interests, dated as of July 15, 2014, and McNeil assumed all of RFC’s and Possehl’s rights and obligations under the LLC Agreement and the applicable Purchase Agreements (defined below) (the “RFC/Possehl Transaction”);
WHEREAS, on October 1, 2014, W. Randall Dietrich (“Dietrich”) sold all of his interests in the Company to McNeil pursuant to an Agreement for Purchase of Membership Interests, dated as of October 1, 2014, and McNeil assumed all of Dietrich’s rights and obligations under the LLC Agreement and the applicable Purchase Agreements (defined below) (the “Dietrich Transaction”);
WHEREAS, following the RFC/Possehl Transaction and the Dietrich Transaction, Sellers collectively own 49.9% of the Membership Interests in the Company, in the respective amounts set forth on Schedule 1 attached hereto (collectively, the “Transferred Interests”), and Buyer desires to purchase and accept from Sellers, and Sellers desire to sell, transfer and deliver to Buyer, the Transferred Interests, all on the terms and conditions set forth herein and in the Assignment and Assumption Agreement;
WHEREAS, in connection with the sale and purchase of the Transferred Interests, Sellers desire to assign to Buyer, and Buyer desires to assume and perform, to the extent specified in the Assignment and Assumption Agreement (defined below), Sellers’ rights and obligations under (i) the LLC Agreement and (ii) each of the Purchase Agreements to which such Seller is a party (either directly or as a result of the RFC/Possehl Transaction or the Dietrich Transaction); and
WHEREAS, Sellers desire to assign to Buyer their rights under the Guarantees (defined below).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
Section 1.1    Definitions. Unless the context indicates otherwise, capitalized terms used but not defined in this Agreement have the meanings given to such terms in the LLC Agreement. In addition to the terms defined elsewhere in this Agreement (including the introductory paragraph and recitals hereof), as used in this Agreement (including the recitals hereof) the following terms have the meanings specified in this Section 1.1.
(a)    “ADA-RCM6” has the meaning set forth in the preamble.
(b)    “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, that the Company is not an Affiliate of any of the Parties for purposes of this Agreement. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(c)    “Agreement” has the meaning set forth in the preamble.
(d)    “Annual Adjustment Amount” has the meaning set forth in Section 2.3(d) of each Seller’s Purchase Agreements.
(e)    “Assignment and Assumption Agreement” means an assignment and assumption agreement in the form attached hereto as Exhibit A.
(f)    “Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in Denver, Colorado or New York, New York are authorized by Law or governmental action to close.
(g)    “Buyer” has the meaning set forth in the preamble.
(h)    “Closing” means consummation of the transactions contemplated by this Agreement, which shall occur and shall be effective for all purposes hereunder as of 12:01 a.m. (Pacific Time) on the Closing Date.
(i)    “Closing Date” has the meaning set forth in the preamble.
(j)    “Company” has the meaning set forth in the recitals.
(k)    “Code” means the Internal Revenue Code of 1986, as amended.

(l)    “Consultation” or “Consult” means to confer with in good faith and on a time frame that is reasonable under the circumstances and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person.
(m)    “Dietrich” has the meaning set forth in the recitals.
(n)    “Dietrich Transaction” has the meaning set forth in the recitals.
(o)    “Direct Claim” has the meaning set forth in Section 5.4(d).
(p)    “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien (including any tax lien), option, pledge, mortgage, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
(q)     “Facility” has the meaning set forth in the LLC Agreement.
(r)    “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non‑governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
(s)    “Guarantees” means:
(i)    with respect to ADA-RCM6, the Guarantee dated as of February 10, 2014 by Clean Coal Solutions, LLC in favor of ADA-RCM6 and the Company; and
(ii)    with respect to McNeil, (1) the Guarantee dated as of February 10, 2014 by Clean Coal Solutions, LLC in favor of McNeil and the Company; (2) the Guarantee dated as of February 10, 2014 by Clean Coal Solutions, LLC in favor of McNeil (as successor to RFC) and the Company, which was assigned to McNeil in connection with the RFC/Possehl Transaction; (3) the Guarantee dated as of February 10, 2014 by Clean Coal Solutions, LLC in favor of McNeil (as successor to Possehl) and the Company, which was assigned to McNeil in connection with the RFC/Possehl Transaction; and (4) the Guarantee dated as of February 10, 2014 by Clean Coal Solutions, LLC in favor of McNeil (as successor to Dietrich) and the Company, which was assigned to McNeil in connection with the Dietrich Transaction.
(t)    “Indemnified Party” has the meaning set forth in Section 5.4.
(u)    “Indemnifying Party” has the meaning set forth in Section 5.4.
(v)    “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(w)    “LLC Agreement” has the meaning set forth in the recitals.
(x)    “Losses” means claims, demands or suits (in each case, by any Person), losses, liabilities, damages, obligations, payments, costs and expenses and costs and expenses of any and all actions, suits, proceedings, investigations, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith whether such costs, expenses, fees and disbursements relate to a third party claim or to a claim by a Party directly against another Party.
(y)    “Manager” means CCS-AE, LLC, a Colorado limited liability company.
(z)    “McNeil” has the meaning set forth in the preamble.
(aa)    “OE-TO” means OE-TO, LLC, a Colorado limited liability company.
(bb)    “Party” or “Parties” has the meaning set forth in the preamble.
(cc)    “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
(dd)    “Possehl” has the meaning set forth in the recitals.
(ee)    “Purchase Agreements” means:
(i)    with respect to ADA-RCM6, the Agreement to Purchase Membership Interests, dated as of February 10, 2014, among OE-TO, the Manager, and ADA-RCM6, as amended by that certain Amendment to Agreement to Purchase Membership Interests, dated as March 2, 2016 and effective as of January 1, 2016, between OE-TO and ADA-RCM6;
(ii)    with respect to McNeil, (1) the Agreement to Purchase Membership Interests, dated as of February 10, 2014, among OE-TO, the Manager, and McNeil, as amended by that certain Amendment to Agreement to Purchase Membership Interests, dated as of March 2, 2016 and effective as of January 1, 2016, between OE-TO and McNeil; (2) the Agreement to Purchase Membership Interests, dated as of February 10, 2014, among OE-TO, the Manager, and McNeil (as success or to RFC), which was assigned to McNeil in connection with the RFC/Possehl Transaction, as amended by that certain Amendment to Agreement to Purchase Membership Interests, dated as of March 2, 2016 and effective as of January 1, 2016, between OE-TO and McNeil; (3) the Agreement to Purchase Membership Interests, dated as of February 10, 2014, among OE-TO, the Manager, and McNeil (as successor to Possehl), which was assigned to McNeil in connection with the RFC/Possehl Transaction, as amended by that certain Amendment to Agreement to Purchase Membership Interests, dated as of March 2, 2016 and effective as of January 1, 2016, between OE-TO and McNeil; and (4) the Agreement to Purchase Membership Interests, dated as of February 10, 2014, among OE-TO, the Manager, and McNeil (as successor to Dietrich), which was assigned to McNeil in connection with the Dietrich Transaction, as amended by that certain Amendment to Agreement to Purchase Membership Interests, dated as of March 2, 2016 and effective as of January 1, 2016, between OE-TO and McNeil.
(ff)    “Purchase Price” has the meaning set forth in Section 2.2(a).
(gg)    “Quarter” has the meaning set forth in the LLC Agreement.
(hh)    “Refined Coal” has the meaning set forth in the LLC Agreement.
(ii)    “Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
(jj)    “RFC” has the meaning set forth in the recitals.
(kk)    “RFC/Possehl Transaction” has the meaning set forth in the recitals.
(ll)    “Rights and Obligations” has the meaning set forth in Section 2.2(b).
(mm)    “Section 45 Credits” means tax credits allowed by Section 45 of the Code for the production and sale of Refined Coal produced from coal to an Unrelated Person.
(nn)    “Securities Act” means the Securities Act of 1933, as amended.
(oo)    “Sellers” has the meaning set forth in the preamble.
(pp)     “Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
(qq)    “Third-Party Claim” has the meaning set forth in Section 5.4(b).
(rr)    “Transaction Agreements” has the meaning set forth in the applicable Purchase Agreements.
(ss)    “Transferred Interests” has the meaning set forth in the recitals.
(tt)    “Unrelated Persons” has the meaning set forth in the LLC Agreement.
Section 1.2    Construction of Certain Terms and Phrases. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole (including all Exhibits and Schedules) and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term “Exhibit” or “Schedule” shall refer to an Exhibit or Schedule attached to this Agreement. Unless otherwise stated, all references herein to an agreement mean such agreement as it may be amended, restated or modified from time to time.
ARTICLE II
SALE AND PURCHASE OF TRANSFERRED INTERESTS;
ASSIGNMENT AND ASSUMPTION

Section 2.1    Sale and Purchase of Transferred Interests. Pursuant to the Assignment and Assumption Agreement: (a) each Seller shall sell, assign, convey, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase and acquire on the Closing Date, such Seller’s right, title and interest in and to the Guarantees and the Transferred Interests, free and clear of all Encumbrances, except for the obligations imposed by the LLC Agreement and the Purchase Agreements and Encumbrances created by or in favor of Buyer or its Affiliates and (b) each Seller shall assign to Buyer, and Buyer shall assume, certain rights and obligations of Seller in, to and under such Seller’s Purchase Agreements and the LLC Agreement. The Parties acknowledge and agree that Section 5.5 of the LLC Agreement will apply to the Transfer using the interim closing of the books method to the extent permitted by Section 706 of the Code.
Section 2.2    Purchase Price.
(a)    The aggregate purchase price (the “Purchase Price”) for each Seller’s Transferred Interests shall be a cash payment in an amount equal to $1,773,233.
(b)    It is the intent of the Parties that the rights, benefits, obligations and liabilities associated with the Transferred Interests, including those set forth in the LLC Agreement, the Purchase Agreements and the Guarantees (collectively, the “Rights and Obligations”), shall transfer from Sellers to Buyer as of the Closing, with Sellers being entitled to and responsible for, as applicable, the Rights and Obligations relating to all periods prior to the date on which the Closing occurs and Buyer being entitled to and responsible for, as applicable, the Rights and Obligations relating to all periods on and following the date on which the Closing occurs; provided that in any event the Sellers shall cease to be Members of the Company as of the Closing Date. The Parties agree to execute and deliver such additional documents, make such additional payments between the Parties, and take such other actions as may be necessary to effect the intent of the Parties as set forth in the first sentence of this paragraph; provided, that notwithstanding anything to the contrary in this Section 2.2(b) or elsewhere, no further payments or adjustments shall be made between the Buyer or either Seller with respect to (i) the Annual Adjustment Amount for Fiscal Year 2015, which shall be to Buyer’s benefit or Buyer’s responsibility, as applicable, (ii) such Seller’s Unamortized

Initial Payment Amount or Accrued Negative Variable Payment (each as defined in the applicable Purchase Agreements), which have been acquired by Buyer as part of the Purchase Price and will hereafter be for the benefit of Buyer, (iii) the Fixed Payments (as defined in the applicable Purchase Agreement) due under the Purchase Agreements on April 20, 2016, which shall be paid by Buyer, (iv) any true-up of the Monthly Capital Contributions (as defined in the LLC Agreement) for the first Quarter of Fiscal Year 2016 made after the Closing Date in accordance with the LLC Agreement, which shall be for the benefit of Buyer or (v) any other distributions or returns of capital to the Members of the Company that occur after the Closing Date, including in respect of the Working Capital Reserve or the Initial Coal Inventory Amount (each as defined in the LLC Agreement), which shall be for the benefit of Buyer. For the avoidance of doubt, each Seller shall remain liable for any breach of the representations and warranties made by such Seller in the applicable Purchase Agreement and for any other breach or default under the LLC Agreement or the applicable Purchase Agreement by such Seller, in each case to the extent occurring or arising from facts or circumstances prior to the Closing, regardless of whether any claim for damages or other remedy with respect thereto is made prior to, as of, or following Closing but subject in all respects to the terms and conditions of those agreements. Further, Buyer will not, without each Seller’s written consent, agree to any future amendment to the LLC Agreement or the Purchase Agreements that would result in any additional payments from any Seller hereunder or would otherwise increase the liability or diminish the rights of any Seller thereunder or hereunder.
Section 2.3    Conditions to Closing; Deliveries at Closing.
(a)    As a condition to the consummation of the transaction on the Closing Date, the following mutual conditions shall have been satisfied or waived by the Parties:
(i)    each of the Members of the Company shall have consented to the transactions contemplated by this Agreement;
(ii)    each Seller shall have complied with the conditions to transfer applicable to the sale of the Transferred Interests under Section 10.2 of the LLC Agreement;
(iii)    the Manager shall have waived its right of first offer with respect to the Transferred Interests under Section 10.3 of the LLC Agreement; and
(iv)    each of Clean Coal Solutions, LLC and the Company shall have consented to the assignment to Buyer by such Seller of such Seller’s rights, interests and obligations under the applicable Guarantees.
(b)    At the Closing, Buyer shall deliver to each Seller:
(i)    such Seller’s Purchase Price, by wire transfer of immediately available funds to an account of such Seller designated in writing by such Seller to Buyer no later than two business days prior to the Closing Date;
(ii)    an Assignment and Assumption Agreement, duly executed by Buyer; and

(iii)    such other agreements, documents, instruments or certificates as may be requested by the Manager pursuant to Section 10.2 of the LLC Agreement.
(c)    On the Closing Date, each Seller shall deliver to Buyer:
(i)    an Assignment and Assumption Agreement, duly executed by such Seller;
(ii)    an affidavit of nonforeign status that complies with Section 1445(b)(2) of the Code, duly executed by such Seller; and
(iii)    such other agreements, documents, instruments or certificates as may be requested by the Manager pursuant to Section 10.2 of the LLC Agreement.
Section 2.4    Closing Date. The Closing of the transactions contemplated by this Agreement shall be consummated at 10:00 a.m., local time on the Closing Date, at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado 80202, or at such other place or at such other time as shall be agreed upon by Buyer and Sellers.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers, severally and not jointly, hereby represents and warrants to Buyer, the Company and the Manager, as of the date hereof, with respect to itself or himself only, and its or his Transferred Interests only, as follows:
Section 3.1    Organization; Power and Authority of Sellers.
(a)    ADA-RCM6 is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has all requisite limited liability company power and authority to execute and deliver this Agreement and the Assignment and Assumption Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery by ADA-RCM6 of this Agreement and all other agreements and instruments contemplated hereby have been duly and validly authorized by it and do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the Transferred Interests (except for the obligations imposed by the LLC Agreement and the Purchase Agreements and Encumbrances created by or in favor of Buyer or its Affiliates) pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than in connection with certain state and federal securities Laws) pursuant to, the articles of organization or operating agreement of ADA-RCM6, or any Law to which ADA-RCM6 is subject or any agreement or instrument to which ADA-RCM6 is a party.

(b)    McNeil is a resident of the State of Colorado, and has all requisite power and authority to execute and deliver this Agreement and the Assignment and Assumption Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery by McNeil of this Agreement and all other agreements and instruments contemplated hereby do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the Transferred Interests (except for the obligations imposed by the LLC Agreement and the Purchase Agreements and Encumbrances created by or in favor of Buyer or its Affiliates) pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than in connection with certain state and federal securities Laws) pursuant to, any Law to which McNeil is subject or any agreement or instrument to which McNeil is a party.
Section 3.2    Binding Obligation. Such Seller has caused this Agreement and the Assignment and Assumption Agreement to be validly executed on its or his behalf and delivered to Buyer, and this Agreement and the Assignment and Assumption Agreement, when executed by Buyer, constitute valid and binding agreements of such Seller, enforceable against such Seller in accordance with their terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, reorganization, fraudulent transfer, other Laws affecting creditors’ rights generally, and to general principles of equity.
Section 3.3    No Litigation. There are no actions, suits, claims, arbitrations or other proceedings, or investigations or inquiries by any governmental body or other Person, that are ongoing or, to such Seller’s knowledge, threatened against such Seller that question the validity of this Agreement or the Assignment and Assumption Agreement or that seek to delay, prevent or alter the consummation of the transactions contemplated hereby and thereby, and such Seller is not subject to any injunction, order or decree of any arbitration tribunal or any federal, state, local or foreign court that pertains to the Company that could affect the transactions contemplated by this Agreement and the Assignment and Assumption Agreement.
Section 3.4    Ownership of Transferred Interests. Prior to the sale and purchase of the Transferred Interests pursuant hereto, such Seller is the record and beneficial owner of the percentage of Membership Interests in the Company set forth on Schedule 1 opposite such Seller’s name. Such Seller has valid title to the Membership Interests listed on Schedule 1 with respect to such Seller and, upon payment of the Purchase Price, Buyer will acquire good and valid title thereto (including all rights in the associated Rights and Obligations), free and clear of all Encumbrances, except for the obligations imposed by the LLC Agreement and the Purchase Agreements and Encumbrances created by or in favor of Buyer or its Affiliates. Except with respect to the LLC Agreement and the Purchase Agreements, such Seller is not party to any agreement, arrangement or understanding relating to the sale, disposition or voting of all or any part of the Transferred Interests or transfer of any of the Rights and Obligations.
Section 3.5    Brokers, Finders and Investment Bankers. Neither such Seller, nor any Affiliate of such Seller (nor, with respect to ADA-RCM6, any employee, officer, director, manager or other principal of such Seller), has employed any broker, finder or investment banker or incurred any liability for investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.
Section 3.6    Compliance with Transfer Restrictions in LLC Agreement and Purchase Agreements. Such Seller has complied in all respects with the requirements of the LLC Agreement and such Seller’s Purchase Agreements in connection with the sale of the Transferred Interests and transfer of the Rights and Obligations to Buyer in accordance herewith and the other transactions contemplated hereby and by the Assignment and Assumption Agreement and such transactions will not violate any provision of the LLC Agreement or any of such Seller’s Purchase Agreements or Guarantees.
Section 3.7    No Breach of LLC Agreement or Purchase Agreements. Such Seller is currently in compliance in all respects with the LLC Agreement and such Seller’s Purchase Agreements and has not breached or defaulted under the LLC Agreement or any of such Seller’s Purchase Agreements or received notice that is in breach or default of any such agreement. Except as set forth on Schedule 3.7, such Seller has not prepaid or deferred any Fixed Payments or prepaid, deferred or withheld any other amounts under the LLC Agreement (including that it has not withheld any portion of its Capital Contributions) or any of such Seller’s Purchase Agreements. Such Seller has delivered or made available to Buyer a complete and correct copy of such Seller’s Purchase Agreements and Guarantees as in effect on the date hereof. To the Knowledge of such Seller, no other Person who is a counterparty to any of such Seller’s Purchase Agreements or Guarantees is in material breach or default thereunder. To the Knowledge of such Seller, no circumstance or event has occurred that, with notice or lapse of time or both, would constitute a material breach of or default under, or would result in or permit a termination of, any of such Seller’s Purchase Agreements or Guarantees.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER

Buyer hereby represents and warrants to Sellers, the Company and the Manager, as of the date hereof, as follows:
Section 4.1    Organization; Power and Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to execute and deliver this Agreement and the Assignment and Assumption Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and all other agreements and instruments contemplated hereby do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the Transferred Interests (except for the obligations imposed by the LLC Agreement and the Purchase Agreements and Encumbrances created by or in favor of Buyer or its Affiliates) pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than in connection with certain state and federal securities Laws) pursuant to, the certificate of formation or operating agreement of the Buyer, any Law to which Buyer is subject or any agreement or instrument to which Buyer is a party (excluding the LLC Agreement).
Section 4.2    Binding Obligation. Buyer has duly executed and delivered to Sellers this Agreement and the Assignment and Assumption Agreements, and this Agreement and the Assignment and Assumption Agreements, when executed by Sellers, constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except that such enforcement may be subject to bankruptcy, conservatorship, receivership, insolvency, moratorium, reorganization, fraudulent transfer, other Laws affecting creditors’ rights generally, and to general principles of equity.
Section 4.3    No Litigation. There are no actions, suits, claims, arbitrations or other proceedings, or investigations or inquiries by any governmental body or other Person, that are ongoing or, to Buyer’s knowledge, threatened against Buyer that question the validity of this Agreement or the Assignment and Assumption Agreements or that seek to delay, prevent or alter the consummation of the transactions contemplated hereby and thereby, and Buyer is not subject to any injunction, order or decree of any arbitration tribunal or any federal, state, local or foreign court that pertains to the Company that could affect the transactions contemplated by this Agreement and the Assignment and Assumption Agreements.
Section 4.4    Brokers, Finders and Investment Bankers. None of Buyer nor any agent or Representative of Buyer, nor any other Affiliate of such Person, has employed any broker, finder or investment banker or incurred any liability for investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.
Section 4.5    Qualified Person Status. Buyer is a Qualified Person as defined in the LLC Agreement.
Section 4.6    Securities Matters.
(a)    Buyer is acquiring the Transferred Interests for its own account and not with a view to or for resale in connection with any distribution or public offering.
(b)    Buyer is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.
(c)    Buyer understands that the Transferred Interests have not and will not be registered under the Securities Act inasmuch as they are is being acquired from Sellers in a transaction not involving a public offering and that under the Securities Act and applicable rules and regulations thereunder such security may be resold without registration under the Securities Act only in certain limited circumstances. Buyer understands that no public market now exists for the Transferred Interests and that it is unlikely that a public market will ever exist for the Transferred Interests.

Section 4.7    Due Diligence. Buyer has had an opportunity to conduct due diligence relating to the transactions contemplated by this Agreement and has received or has been given access to all documents and information requested by Buyer; provided, however, that Buyer shall be entitled to rely on the representations and warranties of Sellers contained in this Agreement notwithstanding any due diligence conducted by Buyer.
Section 4.8    Section 45 Credits. No Seller makes any representation or warranty of any kind regarding Section 45 Credits or Section 45 of the Code (and related rules and regulations), including any representation or warranty as to the ability or likelihood of any Refined Coal produced or generated by the Facility to qualify for Section 45 Credits or the Company’s satisfaction or failure to satisfy the conditions set forth in Section 45 of the Code (and related rules and regulations) related to qualification for Section 45 Credits.
ARTICLE V
INDEMNIFICATION

Section 5.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; except that (i) the representations and warranties set forth in 3.5 and 4.4 shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extensions thereof), and (ii) the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 4.1, 4.2 and 4.6 shall survive indefinitely. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non‑breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
Section 5.2    Indemnification by Sellers. Subject to the other terms and conditions of this Article V, each Seller shall, severally and not jointly, indemnify Buyer and its Affiliates, and their respective shareholders, members, managers, officers, directors, consultants involved in the negotiation of this Agreement and employees against, and shall hold each such Person harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Person based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement; and
(c)    any obligations and liabilities related to Seller’s ownership of the Transferred Interests prior to the Closing Date.

Section 5.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article V, Buyer shall indemnify each Seller and such Seller’s Affiliates, and their respective shareholders, members, managers, officers, directors, consultants involved in the negotiation of this Agreement and employees against, and shall hold such Person harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Person based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer for the benefit of such Seller pursuant to this Agreement or pursuant to such Seller’s Assignment and Assumption Agreement.
Section 5.4    Indemnification Procedures.
(a)    General. The Person making a claim under this Article V is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article V is referred to as the “Indemnifying Party.”
(b)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of such Person’s indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Except for Third-Party Claims made or brought by Governmental Authorities, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 5.4(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at such Person’s own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it, subject to any right of the Indemnifying Party to control the defense thereof. If, after receipt of notice of a Third-Party Claim from the Indemnified Party with respect to which it is entitled to assume the defense, the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of such Person’s election to defend as provided in this Agreement, and also in the case of any Third-Party Claim made or brought by a Governmental Authority, the Indemnified Party may, subject to Section 5.4(c), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnified Party and the Indemnifying Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(c)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 5.5(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after such Person’s receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party controls or has assumed the defense pursuant to Section 5.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The foregoing provisions of this Section 5.5(c) shall not apply to a Third-Party Claim made or brought by a Governmental Authority, it being agreed that the Indemnified Party may defend and settle any such Third-Party Claim without the consent of the Indemnifying Party.
(d)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party, giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of such Person’s indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after such Person’s receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and such Person’s professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of such Person’s professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30‑day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 5.5    Tax Treatment of Indemnification Payments. For federal income Tax reporting purposes, to the maximum extent permitted by the Code, each Party will agree to treat all amounts paid under any of the provisions of this Article V as an adjustment to the purchase price for a proportionate share of the Company’s assets (or otherwise as a non-Taxable reimbursement, contribution or return of capital, as the case may be).
Section 5.6    Exclusive Remedies. The remedies under this Article V are the sole and exclusive remedies that a Party or other Indemnified Party may have for the recovery of monetary damages with respect to any breach by a Party of any representation or warranty contained in this Agreement, and any breach or failure to perform by a Party of any covenant or agreement contained in this Agreement.
Section 5.7    Limitation on Liability. Except for Losses arising from claims by a Person that is not a Party or an Affiliate of a Party that are subject to indemnification under this Article V, in no event shall any Party be liable under this Agreement to another Party or any Affiliate thereof for any Losses constituting loss of tax benefits, lost profits, consequential, punitive, special or incidental damages.
ARTICLE VI
MISCELLANEOUS PROVISIONS

Section 6.1    Assignment; Successors in Interest. Except as part of a transfer by Buyer of the Transferred Interests in accordance with the LLC Agreement, neither Buyer nor Sellers may make any assignment, delegation or transfer of any of their rights, interests, and obligations hereunder, respectively, without, in each case, the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.
Section 6.2    Notices. All notices and other communications under this Agreement must be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile transmission, directed to the intended recipient as follows:

If to Buyer:

Liberty Clean Fuels 2, LLC
12300 Liberty Boulevard
Englewood, CO 80112
Attention: General Counsel
Facsimile: (720) 875-5382
E-mail: legalnotices@libertymedia.com

With a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Joanne Norris, Esq.
Facsimile: (303) 298-0940
E-mail: jnorris@shermanhoward.com

If to ADA-RCM6:

ADA-RCM6, LLC
c/o ADA-ES, Inc.
9135 South Ridgeline Boulevard, Suite 200
Highlands Ranch, CO 80129
Attention: L. Heath Sampson
Facsimile: (303) 734-0330
E-mail: heath.sampson@adaes.com

With a copy (which shall not constitute notice) to:

Fortis Law Partners LLC
1900 Wazee Street, Suite 300
Denver, CO 80202
Attention: Julie A. Herzog
Facsimile: (303) 567-8989
E-mail: jherzog@fortislawpartners.com

If to McNeil:

Charles S. McNeil
c/o NexGen Resources Corporation
5251 DTC Parkway, Suite 800
Greenwood Village, CO 80111
Facsimile: (303) 751-9210
E-mail: cmcneil@nexgen-group.com

With a copy (which shall not constitute notice) to:

Brian Humphrey
c/o NexGen Resources Corporation
5251 DTC Parkway, Suite 800
Greenwood Village, CO 80111
Facsimile: (303) 751-9210
E-mail: bhumphrey@nexgen-group.com

Any Party may change the address to which notices and other communications hereunder can be delivered by giving the other Parties notice in the manner herein set forth. A notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt when delivered in person, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second Business Day following its deposit with a recognized overnight courier service, or (iv) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission. Any notice or other communication received later than 5:00 p.m. shall be deemed to be received on the next Business Day. A copy of any notice may be delivered by e-mail but such copy will not constitute formal notice under this Agreement.
Section 6.3    Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 6.4    Applicable Law. THIS AGREEMENT, INCLUDING THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEABILITY HEREOF, WILL BE GOVERNED BY THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.
Section 6.5    Waiver of Jury Trial. Each Party knowingly and intentionally, irrevocably and unconditionally waives trial by jury in and as to any legal action or proceeding relating to this Agreement and for any claim, counterclaim, cross-claim or third-party claim therein.
Section 6.6    Amendment and Modification. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by written agreement of the Parties.
Section 6.7    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 6.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or other electronic transmission of this Agreement bearing a signature on behalf of a Party will be legal and binding on such Party.
Section 6.9    No Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their successors and permitted assigns and Indemnified Parties under Article V, any right, remedy or claim under or in respect of this Agreement or any provision hereof; provided, however, that the Company and the Manager may rely upon the representations, warranties, covenants and acknowledgments made by the Parties in Article III and Article IV of this Agreement.
Section 6.10    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 6.11    Integration. This Agreement and the Assignment and Assumption Agreements (together with the schedules and exhibits hereto and thereto) supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto or thereto relating to the matters contemplated hereby and thereby. This Agreement and the Assignment and Assumption Agreements (together with the schedules and exhibits hereto and thereto) constitute the entire agreement by and among the parties hereto and thereto, and there are no agreements or commitments except as expressly set forth herein or therein.
Section 6.12    Joint Efforts. Neither this Agreement nor any ambiguity or uncertainty herein will be construed against any of the Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the Parties.
Section 6.13    Expenses. Each Party hereto incurring any costs and expenses in connection with this Agreement and the transactions contemplated hereby shall bear any such costs and expenses.
Section 6.14    Public Statements. No Party shall issue any public announcement, statement or other disclosure before Consulting with the other Parties (including a right to review in advance and comment on such proposed disclosure) to the extent such public announcement or other disclosure specifically identifies any Party (other than the disclosing Party) or such Party’s Affiliates (other than Affiliates of the disclosing Party), includes the detailed terms of this Agreement, the LLC Agreement or any of the Purchase Agreements or describes the Tax structure or Tax treatment of the transactions contemplated by this Agreement, the LLC Agreement or the Purchase Agreements, and will not make such issuance without the consent of all of the Parties; provided that if such disclosure is required by any Law or by obligations pursuant to any listing agreement with, or requirement, rule or regulation of, any national securities exchange, each other Party shall be deemed to have consented to such disclosure two Business Days (or in the case of disclosure pursuant to a Form 8-K filing, one Business Day) after receiving the proposed disclosure if the reviewing Party has not requested Consultation or if the disclosing Party has Consulted with the reviewing Party regarding the proposed disclosure during such period. Copies of all such proposed disclosure will be sent to each other Party by e-mail in accordance with the e-mail address or addresses included in Section 6.2. Notwithstanding anything contained in this Section 6.14 to the contrary, no Party shall be prohibited from publicly disclosing that, and shall not be required to Consult with the other Party in connection therewith, such Party has entered into this Agreement, the LLC Agreement and the Purchase Agreements so long as such public disclosure does not directly or indirectly identify the other Party or the Affiliates thereof, or the terms of this Agreement, the LLC Agreement or any Purchase Agreement.
Section 6.15    Confidentiality. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the Parties are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the Company, this Agreement, or the Transaction Agreements, shall not apply to the U.S. federal Tax structure or U.S. federal Tax treatment of the Company or this Agreement or the Transaction Agreements, and each Party (and any employee, representative, or agent of any Party hereto) may disclose to any and all Persons, without limitation of any kind, the U.S. federal Tax structure and U.S. federal Tax treatment of the Company and this Agreement and the Transaction Agreements. The preceding sentence is intended to cause the Company and this Agreement and the Transaction Agreements not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. In addition, each Party acknowledges that it has no proprietary or exclusive rights to the Tax structure of the Company or this Agreement or the Transaction Agreements or any Tax matter or Tax idea related to the Company or this Agreement or the Transaction Agreements. For the avoidance of doubt, nothing in this Section 6.15 shall limit a Party’s right to disclose information pursuant to Section 6.14.
Section 6.16    Enforcement Costs. In the event of any action, suit or proceeding, at Law or in equity, among the Parties relating to the enforcement of the Parties’ rights and obligations under this Agreement, the Party that prevails in such action, suit or proceeding shall be entitled to reimbursement from the non-prevailing Party of such Party’s costs and expenses reasonably incurred relating to such enforcement, including reasonable attorneys’ fees; provided, that if a Party prevails on some but not all issues in such action, suit or proceeding, then the costs and expenses between the Parties shall be allocated in proportion to damages, and if damages are not an appropriate measure, as the court or the Parties may determine.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
SELLERS

ADA-RCM6, LLC

By:    /s/ L. Heath Sampson
Name: L. Heath Sampson
Title: Manager

/s/ Charles S. McNeil
Charles S. McNeil

BUYER

LIBERTY CLEAN FUELS 2, LLC

By:    /s/ Tim P. Lenneman
Name: Tim P. Lenneman
Title: Senior Vice President